Exhibit 99.2

William E. Snell, Jr., President and Chief Executive Officer

Annual Meeting of Shareholders Remarks

For Delivery on April 25, 2006

GOOD MORNING!  I’m delighted that so many of you could join us today.  Before I begin my remarks, I would like to introduce our Board of Directors whose dedication, support, and guidance is very much appreciated.  Please stand as I call your name.

Chuck Sioberg, Chairman of the Board, Chuck Bender, Warren Elliott, Don Fry, Skip Jennings, Huber McCleary, Jerry Miller, Steve Patterson, Kurt Suter, and Marty Walker.

I would also like to recognize Dennis Good, who retired from the Franklin Financial Board of Directors at the end of 2005.  Dennis … please stand.  Dennis was elected to the Board of Directors of the former Mont Alto State Bank in 1963, following in the footsteps of both his father and grandfather.  He subsequently joined the Franklin Financial Board of Directors following our acquisition of this institution in 1988.  During the past eighteen years, Dennis has traveled well over 100,000 miles to attend both Board and Board Committee meetings.  Dennis … thank you.  Your wisdom, insight, dedication, and support will be missed.

Also with us today are Martin Brown, Chairman of Fulton Bancshares Corporation, George Millward, Interim President and CEO, as well as Stanley Kerlin, an attorney practicing in Fulton County, and Bob Thomas, Franklin County Commissioner, who are also members of the Fulton Bancshares Corporation board.  Gentlemen … please stand and be recognized.  I’ll be discussing our proposed acquisition of Fulton Bancshares Corporation in some detail in a few minutes.

Finally, I’d like to introduce some distinguished professionals in attendance today.

•                  Clinton Kemp of Stevens & Lee, Attorneys-at-Law

•                  Steve Morehart of Beard Miller Company, LLP, our Certified Public Accountants and

•                  Stuart Juppenlatz representing Fulton Financial Advisors, our transfer agent for Franklin Financial stock

Jim Weaver, a fixture at our Annual Meetings, is not able to join us today due to a long standing conflict.  Jim has provided us with a written economic forecast and market update which will be available in the lobby as you leave.

Although we will all miss Jim’s presentation today, I hope that you will enjoy a special video that we have created, chronicling F&M Trust’s 100th anniversary as an independent community bank.

Franklin Financial produced record earnings of $6,112,000 in 2005, representing a 17.7% increase over net income of $5,192,000 in 2004.  Basic earnings per share increased 18.2% from $1.54 in 2004 to $1.82 in 2005.

As shareholders, you received an 8% increase in regular cash dividends per share from $.88 per share in 2004 to $.95 per share in 2005.  Excluding the special cash dividend paid in 2002, regular cash dividends per share have grown at an average rate of 9.35% over the past five years.

In spite of our strong financial performance, the market value of a share of Franklin Financial stock declined 7.3% from a closing price of $27.25 at year-end 2004 to $25.25 at December 31, 2005.  Community bank stocks underperformed the S&P 500 throughout 2005.

Total assets reached a record $621,400,000 at December 31, 2005, representing a 10.3% increase over the prior year.  Total deposits and repurchase agreements were up 15.2% to $508,900,000 at year-end.  Our Money Management Account, which is indexed to short-term interest rates, recorded exceptional growth with a net increase of 600 accounts and a 27% increase in average balances.  Several time deposit or CD “specials” offered during the year were highly successful, and each exceeded our promotion goal.

Net loans grew by 14.2% or $48,700,000 to $391,800,000 at year-end.  On an average basis, the portfolio increased 9.5%.  New strategies implemented in 2005 to emphasize commercial loan growth resulted in approximately $133,000,000 of closed commercial loan transactions which increased the average outstanding balance in this portfolio by $31,800,000 or 18%.  The average consumer loan portfolio also registered strong growth of $12,600,000 or 20%

as a result of an effectively promoted home equity loan special as well as growth in the indirect (vehicle) loan portfolio.

Residential mortgage closings in 2005 declined to approximately $42,000,000 from $60,000,000 in 2004 as rates remained fairly stable and the “refi boom” came to an end.  Residential mortgage loan outstandings continued to decline in 2005 as we held fewer originations in our portfolio and opted to place emphasis on growing commercial loans and consumer loans.  Residential mortgage lending, however, remains a significant component of our revenue mix and product offering.  As a community bank, our philosophy is to retain the servicing of these mortgages so that our customers can continue to make their monthly payments to us by mail, online, or at one of our community offices.

Net interest income increased 9.2% on a tax equivalent basis to $18,922,000 from $17,321,000 in 2004.  Our net interest margin also increased from 3.34% in 2004 to 3.45% on a tax equivalent basis in 2005.  The primary driver of this improvement was growth in average interest earning assets although we also benefited from the gradual increase in short-term interest rates initiated by the Federal Reserve starting at mid-year in 2004.

Our financial condition remains strong as evidenced by a Total Risk-Based Capital Ratio of 13.85% and a Leverage Capital Ratio of 8.89%.  These key ratios are well above levels that federal bank regulators require for an institution to be considered “well capitalized”.

Your company’s safety and soundness indicators, as measured by the Allowance for Loan Losses as a percentage of both total loans and total nonperforming loans, are more than adequate at 1.36% and 685% respectively.  The provision for loan losses was $426,000 in 2005 versus $880,000 in 2004, representing the second consecutive year that we were able to reduce provision expense.  The ratio of nonperforming loans to total assets improved to .13% at year-end from .17% at December 31, 2004.  We ended 2005 in a “net recovery position” as loan recoveries exceeded loan charge-offs for the second successive year.  Management is pleased that the initiatives to improve asset quality implemented during the past few years have been beneficial and maintaining loan credit quality remains a priority.

The market value of assets under management by our Investment and Trust Services Department remained relatively unchanged at $411,200,000.  Fee income, including revenue generated through the Personal Investment Centers, increased by $231,000 or 8.7%.  Activity levels during the first quarter of this year have been strong, including the acquisition of a new custodial relationship that will increase assets under management by more than $50,000,000.  Accordingly, management is optimistic that revenue growth for the Department will exceed 2005 results.

Our investment in Bankers Settlement Services — Capital Region, LLC, a bank-owned title insurance agency based in Harrisburg and affiliated with Investors Title Insurance Company produced a return of 72.5% during 2005.  The agency’s revenues and profitability declined during 2005 due to the lower level of mortgage lending activity as well as the withdrawal of one bank owner and the loss of two others via acquisition.  Initiatives are currently underway to recruit new member banks in order to increase volume.  Mortgages originated by F&M Trust and insured by Bankers Settlement Services accounted for approximately 15% of the agency’s total gross premium revenue in 2005.  Overall, the lending officers of F&M Trust achieved a 51% penetration rate on residential mortgages closed.

Our investment in Pennbanks Insurance Company, SPC, a captive reinsurance company owned by nine Pennsylvania community banks, continues to perform as projected.  Our ownership enables Franklin Financial to participate in premium revenues on higher loan-to-value mortgage originations requiring private mortgage insurance (PMI).

United Guaranty, a subsidiary of American International Group (AIG) serves as the private mortgage insurance underwriter.  At year-end 2005, our portfolio of insured loans in force exceeded $19,000,000, and in the fourth quarter, we received our first dividend in the amount of $17,500.

We are also able to offer Debt Protection Coverage on non-revolving consumer loans through Pennbanks.  Debt protection is a program that extinguishes all or part of the debt in the event of death, disability, or involuntary unemployment for a maximum of ten years.  American General, another subsidiary of AIG underwrites the program risk and cedes a portion of that risk to Pennbanks.  As of year-end 2005, our portfolio of non-revolving consumer loans with “protected balances” exceeded $7,900,000, generating approximately $41,000 in fee income.

Mortgage closings at American Home Bank, N.A. and its affiliates (AHB) declined from $1,140,000,000 in 2004 to $798,000,000 in 2005 reflecting both the lower level of mortgage activity during the year as well as the discontinuation of the Ameribanq Mortgage Group, LLC joint venture. Franklin Financial accounts for its investment in American Home Bank on the equity method of accounting, reporting approximately 21% of AHB’s earnings as non-interest income.  American Home Bank rebounded strongly from a loss of $652,800 in 2004 to produce net income of $662,740 in 2005.  Several new joint ventures with homebuilders were created during 2005 and management believes that American Home Bank is positioned to produce improved results in 2006.

In the fourth quarter of 2003, F&M Trust joined with American Home Bank and R. Daniel Lindley, formerly President of the Mid-Atlantic Division of RBC Mortgage Company, to form Ameribanq Mortgage Group, LLC (AMG).  F&M Trust holds a 25% ownership position in this mortgage company, which was headquartered in Fairfax, Virginia.  Due to ongoing operational problems and written notice by Mr. Lindley triggering a liquidation, AMG ceased accepting mortgage applications in the first quarter of 2005 and the existing pipeline of mortgage loans was liquidated.  F&M Trust recorded a loss of $482,000 from its investment in AMG during 2005 representing a 25% share of operational losses incurred and a write-off in the amount of $108,000 of the remaining investment on F&M’s balance sheet.  This loss was partially offset by net interest income and other income of $45,000 relating to services provided to AMG by F&M Trust.  Management anticipates that this joint venture will be dissolved during 2006 and no further losses will be incurred.

A number of new products and services were recently introduced or are planned for 2006.  These include enhancements to F&M Trust’s Online Banking, which created a more user friendly site with several new features, as well as Better Business Checking, a package account targeted at small businesses that includes a free checking account, free Online Banking and Bill Pay, a no annual fee Franklin Busine$$Card (MasterCard Debit), and Courtesy Coverage for Business, an overdraft privilege service.

In March, F&M Trust introduced a Health Savings Account which is accessible by check or debit card while providing a competitive rate of return on invested funds.  Health Savings Accounts are a new tax-advantaged way to pay for healthcare including hospital costs, prescriptions, over-the counter medications, and long-term care premiums.  Several new mortgage product offerings are also currently under development and a commercial equipment-leasing program, originally planned for mid-year 2005, will be introduced.

An additional investment to expand our community office network is planned during 2006.  Our seventeenth community office will open at Greencastle Marketplace during the third quarter.  We are delighted that Karen Showalter, a native of Greencastle with over 25 years of banking experience, has joined us as manager of this office as well as our nearby Marion office.  We also anticipate opening our eighteenth office at Carlisle Crossing between York and Trindle Roads in Cumberland County during the fourth quarter.  This new shopping center includes several “draws” such as Target, Kohl’s, Pier One, Starbucks, Old Navy, Texas Roadhouse, and Red Robin.

On January 23rd, we announced the execution of a definitive agreement and plan of merger relating to the acquisition of Fulton Bancshares Corporation (Fulton) by Franklin Financial Services Corporation.  Fulton Bancshares Corporation is the holding company of the $140,000,000 Fulton County National Bank and Trust Company, headquartered in McConnellsburg, Pennsylvania, that operates seven community-banking offices in Fulton, Franklin, Bedford, and Huntingdon Counties.

Under the terms of the agreement, shareholders of Fulton will have the right to elect to receive, for each share of Fulton common stock they own, (a) 1.864 shares of Franklin Common stock, or (b) $48.00 in cash, or (c) a mixed election of stock and cash.  Shareholder elections, however, will be subject to allocation procedures designed to ensure that the aggregate number of shares of Franklin common stock to be issued and the aggregate amount of cash to be paid will not exceed 492,790 shares (subject to the antidilution provisions of the agreement) and $10,964,577.50 in cash.  This transaction is valued at approximately $23,500,000, which represents a multiple of 1.55 times Fulton’s book value as of September 30, 2005.

In connection with the merger, the Fulton County National Bank and Trust Company will merge with and into Farmers and Merchants Trust Company of Chambersburg.  Fulton will also designate two individuals, Messrs. Brown and Kerlin, to be appointed as directors of Franklin Financial and F&M Trust.  The remaining Fulton directors will comprise a newly created Fulton County Advisory Board of F&M Trust.

We are truly excited about this opportunity to extend our geographic market and view this transaction as affording us long-term growth potential.  The construction of primary and secondary residences at both the northern and southern end of Fulton County continues to increase and JLG Industries, Fulton County’s largest employer, recently announced plans to expand its McConnellsburg operations.

Based upon our analysis, substantial cost savings will be achieved through this merger, including the elimination of approximately $750,000 in costs related to the Fulton County National Bank and Trust Company’s “troubled bank” status with Federal regulatory agencies (i.e. excess FDIC insurance premiums, consulting costs, and examination fees).  Accordingly, management anticipates that this transaction will be immediately accretive to earnings.  We believe that some other unusual aspects of this transaction support our conclusion relative to future loan, deposit, and income growth.

•                  The Fulton County National Bank and Trust Company’s CEO and CFO are both highly qualified consultants serving on an interim basis.  A significant cost savings will be achieved through the elimination of these positions upon consummation of our merger.

•                  F&M Trust and The Fulton County National Bank and Trust Company share the same outsourced processing system, which will serve to reduce conversion expense and mitigate some of the customer service issues frequently associated with merger transactions.

•                  Our extensive due diligence indicates that the overall quality of Fulton County National Bank’s loan portfolio has continued to show marked improvement while under ongoing examinations by the Office of the Controller of the Currency.

•                  Fulton’s primary competitor, FNB Financial Corporation, the parent company of The First National Bank of McConnellsburg, is currently being acquired by Tower Bancorp, Inc.  If we are successful in executing our conversion and marketing plans, management believes that we will have additional opportunities to increase market share.

A Special Meeting of the shareholders of Fulton Bancshares Corporation has been scheduled for May 18th to vote on the proposed merger.  Assuming shareholder and regulatory approval, we have targeted our merger date to be effective as of July 1st with the system conversion to follow shortly thereafter.

Franklin Financial’s first quarter earnings, which were released yesterday, are very encouraging.  Your company earned $1,489,000 in the first quarter of 2006 as compared to $1,389,000 in the first quarter of last year, an increase of 7.2%.  Diluted earnings per share were $.44 in the first quarter of 2006 versus $.41 per share last year.  The primary contributors to our first quarter performance were:

•                  a 12.7% increase in Net Interest Income, resulting from growth in our commercial loan portfolio of almost $10,000,000.

•                  a 25.7% increase in non-interest income of which the largest single component was a 16% increase in Investment and Trust Services Fee Income.

Based upon our performance expectations for the full year and again the long-term earnings power of your company, the Board of Franklin Financial declared on April 13th, a $.25 per share regular quarterly dividend for the Second Quarter of 2006.

Total regular cash dividends paid during the first two quarters of 2006 will be $.49 per share compared to $.47 per share paid during the same period of 2005, representing a 4.25% increase.  The regular cash dividend will be paid on May 26th to shareholders of record at the close of business on May 5th.

We believe that Franklin Financial continues to be well positioned for solid performance as an independent community bank.

Before concluding my remarks, I would like to express my appreciation to our Directors, management, and staff for their efforts during the past year.  The delivery of financial services remains a people business … built one relationship at a time.  I would also like to thank you, our shareholders, for your continuing interest and support.

Are there any questions from the floor?